Schedule B – Projects and fee schedule
Dakota REIT Management, LLC

Property Name	Address	City	ZIP Code	Fee
32nd Center	3003 32nd Ave	Fargo	58103	5%
Apple Creek	3909 Apple Creek Rd	Bismarck	58501	3%
Apple Valley	14720 Energy Way and 5550 Upper 147th St.	Apple Valley	55124	3%
Appareo Systems*	1810 – 1830 NDSU Research Cir	Fargo	58103	1%
Bismarck Airport Road	1202-1238 Airport Road	Bismarck	58501	5%
Century Mall	109 - 121 East Century Ave. & 2835 N. Washington St.	Bismarck	58501	5%
Cummins NPower - Fargo	3801 34th Ave. S.	Fargo	58103	2%
D & M Industries	4205 30th Ave. S.	Moorhead	56560	$500 / mo
First Center South	3051 & 3175 25th St. S.	Fargo	58103	5%
Harmony	2804 – 2808 S. Louise Ave	Sioux Falls	57106	3% (Accounting Fees)
Leevers SuperValu	424 2nd Ave. NE	Valley City	58072	2%
Lindquist Square	104 20th Ave SW	Minot	58701	1.5% (Accounting Fees)
Minot Metro (incl Boot Barn)	1314-1420 20th Ave SW	Minot	58701	1.5% (Accounting Fees)
North Pointe Retail Center	14643 Edgewood Dr.	Baxter	56425	5%
Pinehurst Square EAST	901, 909, 1001, & 1003 W. Interstate Ave.	Bismarck	58503	5%
Pinehurst Square WEST	1207 - 1229 W. Century Ave.	Bismarck	58503	4%
Pioneer Center	715 East 13th Ave. S., 1380 & 1410 East 9th St.	West Fargo	58078	5%
Riverwood	2812 – 2818 S. Louise Ave	Sioux Falls	57106	3% (Accounting Fees)
Wanzek (Formerly TMI) Building	4850 32nd Ave. S.	Fargo	58104	$500 / mo
Tuscany Square	107 West Main Ave.	Bismarck	58501	5%
WF USPS Warehouse	1907 4th Ave. NW	West Fargo	58078	1%
Willow Creek Plaza	903 & 933 29th St. SE	Watertown	57201	5%

- *This agreement is effective as of 1/1/2023*

Owner: Dakota UPREIT Limited Partnership

By: Matt Pedersen

Its: President

Date: 12/5/2022

Manager: Dakota REIT Management, LLC

By: [signature]

Its: EVP / COO

Date: 12/6/2022